Exhibit 99.1

CLEARPOINT NEURO PROVIDES A COVID-19 PANDEMIC UPDATE AND ANNOUNCES PRELIMINARY FIRST QUARTER 2020 FINANCIAL RESULTS

IRVINE, CA – April 16, 2020 – ClearPoint Neuro, Inc. (Nasdaq: CLPT) (the “Company”) today provided an update with respect to the COVID-19 pandemic and announced preliminary financial results for the quarter ended March 31, 2020.

COVID-19 Pandemic Update

“Given the unprecedented events resulting from the COVID-19 pandemic, we are providing this update to patients, our hospital customers, our employees and our investors, to inform how the pandemic is affecting our business, and to comment on what we believe continues to be the strength and resiliency of our Company,” commented Joe Burnett, ClearPoint Neuro’s President and CEO.

Mr. Burnett continued, “Due to the onset of the pandemic, elective procedures, representing approximately 80% of our ClearPoint® System case volume, have been temporarily suspended to ensure that hospital beds, ventilators, personal protective equipment and staff remain at the ready to treat the most urgent cases. In addition, new capital equipment placements have effectively been put on hold by our hospital customers. While our commercial and development partnerships with gene therapy companies continue to move forward, as do non-elective procedures related primarily to the treatment of brain tumors, we do not expect hospitals to recommence scheduling elective procedures and ordering new capital equipment until those hospitals are confident they can undertake these activities while continuing to provide care to COVID-19 patients. Despite this suspension of orders, our financial position has allowed us to retain our employees, so as to continue our ongoing product development activities and maintain our readiness to serve the patients in need of treatment when scheduling of procedures resumes.”

First Quarter 2020 Preliminary Financial Results

Revenue for the quarter ended March 31, 2020 is expected to be approximately $3.1 million, an increase of 24% from $2.5 million during the same period in 2019. Cash used in operations for the quarter ended March 31, 2020, is expected to be approximately $2.4 million. This amount includes the payment of $979,000 in accumulated interest on secured indebtedness that the Company repaid upon the completion in January 2020 of its previously announced $17.5 million strategic investment from PTC Therapeutics, Inc. and Petrichor Healthcare Capital Management in convertible notes that are due in 2025. Cash balances at March 31, 2020 totaled $17.0 million.

Mr. Burnett commented, “We are pleased with the revenue growth we experienced in the first quarter of 2020 in light of the reductions in elective surgeries, which significantly reduced the number of procedures using our ClearPoint System, and accordingly our revenues, in the second half of March 2020.

“With respect to our financial position, we believe that the January 2020 financing transaction, and proceeds of $896,000 received on April 15, 2020 through a loan funded under the Payroll Protection Program as part of the CARES Act, provide us with sufficient cash resources to see us through the COVID-19 situation. Furthermore, our plan during the period in which we are affected by the COVID-19 pandemic is to retain our employee base and qualify, under the terms of the CARES Act loan, for that loan to be ultimately forgiven.

“In the meantime, we continue to support our gene therapy and stem cell development partners, and our team is ready to return to hospitals for elective procedures as soon as surgeons say they need our help. However, the duration of this interruption in elective procedures is uncertain, and, as a result of this uncertainty, we are withdrawing the expectations we previously expressed with respect to our 2020 financial results. We plan to provide additional information during our first quarter 2020 financial results conference call that we expect to be held in early May.”

About ClearPoint Neuro

ClearPoint Neuro’s mission is to improve and restore quality of life to patients and their families by enabling therapies for the most complex neurological disorders with pinpoint accuracy. Applications of the Company’s current product portfolio include deep-brain stimulation, laser ablation, biopsy, neuro-aspiration, and delivery of drugs, biologics and gene therapy to the brain. The ClearPoint® Neuro Navigation System has FDA clearance, is CE-marked, and is installed in 60 active clinical sites in the United States. The Company’s SmartFlow® cannula is being used in partnership or evaluation with more than 20 individual biologics and drug delivery companies in various stages from preclinical research to late stage regulatory trials. To date, more than 3,500 cases have been performed and supported by the Company’s field-based clinical specialist team which offers support and services for our partners. For more information, please visit www.clearpointneuro.com.

Forward-Looking Statements

Statements herein concerning the Company’s plans, growth and strategies may include forward-looking statements within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Uncertainties and risks may cause the Company's actual results to differ materially from those expressed in or implied by forward-looking statements. Particular uncertainties and risks include those relating to: future revenues from sales of the Company’s ClearPoint Neuro Navigation System products; the Company’s ability to market, commercialize and achieve broader market acceptance for the Company’s ClearPoint Neuro Navigation System products; the impact of COVID-19 and the measures adopted to contain its spread; and estimates regarding the sufficiency of the Company’s cash resources. More detailed information on these and additional factors that could affect the Company’s actual results are described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, which has been filed with the Securities and Exchange Commission.

Contact:
Harold A. Hurwitz, Chief Financial Officer

(949) 900-6833

hhurwitz@clearpointneuro.com

Jacqueline Keller

Vice President, Marketing

(949) 900-6833

jkeller@clearpointneuro.com